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Filed Pursuant to Rule 424(b)(5)
File Number 333-158473

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 7, 2009

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS
DATED APRIL 7, 2009

55,300,000 shares

MICRON TECHNOLOGY, INC.

Common Stock

        We are offering 55,300,000 shares of common stock of Micron Technology, Inc. All of the shares of our common stock offered by this prospectus supplement are being offered by us.

        Our common stock is listed on the New York Stock Exchange under the symbol "MU." On April 6, 2009, the last reported sale price of our common stock was $4.52 per share.

        Concurrently with this offering, pursuant to a separate prospectus supplement, we are offering $200.0 million aggregate principal amount of            % convertible senior notes due October 15, 2013. Neither offering is conditioned upon the completion of the other offering.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page S-7 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to us (before expenses)	$	$

        We have granted the underwriters the right to purchase up to an additional 8,295,000 shares of common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement, to cover over-allotments.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are accurate or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares of common stock against payment in New York, New York on or about April             , 2009.

Joint Book-Running Managers

Morgan Stanley	Goldman, Sachs & Co.

Co-Manager

Deutsche Bank Securities

The date of this prospectus supplement is April     , 2009.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus that we authorize to be distributed to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in each of this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus is accurate as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus when making your investment decision. You should also read and consider the information in the documents we have referred you to in the section of the accompanying prospectus entitled "Where You Can Find More Information."

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 ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of common stock, and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the common stock offered by this prospectus supplement and the accompanying prospectus. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information contained in this prospectus supplement differs or varies from the information contained in a document we have incorporated by reference, you should rely on the information in the more recent document.

        Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "Micron," "we," "us" and "our" or similar terms are to Micron Technology, Inc. and its subsidiaries.

ii

PROSPECTUS SUPPLEMENT SUMMARY

        The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and in the accompanying prospectus. This summary highlights selected information contained elsewhere in this prospectus supplement or the documents incorporated by reference herein. Because the following is only a summary, it does not contain all of the information that you should consider before investing in our common stock. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the factors described under the heading "Risk Factors" included in this prospectus supplement and the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

 MICRON TECHNOLOGY, INC.

        We are a global manufacturer of semiconductor devices, principally semiconductor memory products (including DRAM and NAND Flash) and CMOS image sensors. We operate in two segments: Memory and Imaging. Our products are used in a broad range of electronic applications including personal computers, workstations, network servers, mobile phones and other consumer applications including Flash memory cards, USB storage devices, digital still cameras, MP3/4 players and in automotive applications. We market our products through our internal sales force, independent sales representatives and distributors primarily to original equipment manufacturers and retailers located around the world. Our success is largely dependent on the market acceptance of a diversified portfolio of semiconductor memory products, efficient utilization of our manufacturing infrastructure, successful ongoing development of advanced process technologies and generation of sufficient return on research and development investments.

        We have made significant investments to develop proprietary product and process technology that is implemented in our worldwide manufacturing facilities and through our joint ventures to enable the production of semiconductor products with increasing functionality and performance at lower costs. We generally reduce the manufacturing cost of each generation of product through advancements in product and process technology such as our leading-edge line-width process technology and innovative array architecture. We continue to introduce new generations of products that offer improved performance characteristics, such as higher data transfer rates, reduced package size, lower power consumption and increased memory density and megapixel count. To leverage our significant investments in research and development, we have formed strategic joint ventures under which the costs of developing memory product and process technologies are shared with our joint venture partners. In addition, from time to time, we have also sold and/or licensed technology to other parties. We are pursuing additional opportunities to recover our investment in intellectual property through partnering and other arrangements.

Industry Developments

        The semiconductor memory industry is experiencing a severe downturn due to a significant oversupply of products. The downturn has been exacerbated by global economic conditions which have adversely affected demand for semiconductor memory products. Average selling prices per gigabit for our DRAM and NAND Flash products for the second quarter of 2009 decreased 30% and 13%, respectively, compared to the first quarter of 2009, after decreasing 34% and 24%, respectively, for the first quarter of 2009 as compared to the fourth quarter of 2008. Average selling prices per gigabit for our DRAM and NAND Flash products in 2008 were down 51% and 67%, respectively, compared to 2007 and down 63% and 85%, respectively, compared to 2006. These declines significantly outpaced the long-term historical trend. As a result of these market conditions, we and other semiconductor memory manufacturers have reported negative gross margins and substantial losses in recent periods. In the first six months of 2009, we reported a net loss $1.5 billion after reporting a net loss of $1.6 billion for 2008.

Recent Developments

        In response to these market conditions, we instituted restructure plans in 2009, primarily attributable to our Memory segment. In the first quarter of 2009, IM Flash, a joint venture between us and Intel, terminated its agreement with us to obtain NAND flash memory supply from our Boise facility reducing our NAND flash production by approximately 35,000 200mm wafers per month. In addition, we and Intel agreed to suspend tooling and the ramp of NAND Flash production at IM Flash's Singapore wafer fabrication facility. On February 23, 2009, we announced that we will phase out all remaining 200mm wafer manufacturing operations at our Boise, Idaho, facility, reducing employment there by as many as 2,000 positions by the end of 2009. We have also undertaken additional cost savings measures to increase our competitiveness, including reductions in executive and employee salary and bonuses, a continued hiring freeze, suspension of matching contributions under our 401(k) employee savings plan and reduction of other discretionary costs such as outside services, travel and overtime.

        The effects of the worsening global economy and the tightening credit markets are also making it increasingly difficult for semiconductor memory manufacturers to obtain external sources of financing to fund their operations. Although we believe that we are better positioned than some of our peers, we face challenges in the current and near term that require us to continue to make significant improvements in our competitiveness. Additionally, we are pursuing further financing alternatives, further reducing capital expenditures and implementing further cost-reduction initiatives.

Concurrent Offering of Convertible Senior Notes

        Concurrently with this offering of common stock, pursuant to a separate prospectus supplement, we are offering $200 million aggregate principal amount ($230 million aggregate principal amount if the underwriters exercise their over-allotment option with respect to that offering in full) of             % convertible senior notes due October 15, 2013 (the "convertible senior notes") in an underwritten public offering (the "convertible senior note offering"). Neither the completion of the convertible senior note offering nor the completion of this offering is contingent on the completion of the other. We expect to raise approximately $450 million in aggregate gross proceeds from the two offerings. However, amounts sold in each offering may increase or decrease based on market conditions relating to a particular security. We cannot assure you that we will complete the concurrent notes offering. See "Concurrent Offering of Convertible Senior Notes." The convertible senior notes will mature on October 15, 2013, unless earlier repurchased, redeemed or converted, and pay interest semiannually in arrears on April 15 and October 15 of each year, commencing October 15, 2009, at a rate of            % per year.

        The convertible senior notes will be convertible at the holder's option into our shares of common stock at an initial conversion rate of            shares of our common stock per $1,000 principal amount of the convertible senior notes (equivalent to an initial conversion price of approximately $            per share), subject to adjustment.

        Assuming no exercise of the underwriters' over-allotment option with respect to the convertible senior notes, we estimate that the net proceeds of the convertible senior note offering, after deducting the underwriting discount and estimated expenses payable by us, will be approximately $194.3 million. In connection with the convertible senior note offering, we expect to enter into capped call transactions with one or more counterparties. See "Capped Call Transactions."

        We were originally incorporated in Idaho in 1978. In 1984, we were reincorporated in Delaware. Our executive offices are located at 8000 South Federal Way, Boise, Idaho 83716-9632 and our telephone number is (208) 368-4000. Information about the Company is available on the internet at www.micron.com. The information contained or incorporated in our website is not part of this prospectus supplement.

THE OFFERING

Common stock offered by us	55,300,000 shares
Common stock outstanding immediately following the offering	832,792,761 shares
Over-allotment option	8,295,000 shares
Use of proceeds
We estimate that the net proceeds from this offering, after deducting the underwriters' discounts and offering expenses payable by us of approximately $10.1 million, will be approximately $239.9 million (or approximately $276.0 million if the underwriters exercise their over-allotment option in full, based on an assumed offering price of $4.52 per share, the last reported sale price of our common stock on the NYSE on April 6, 2009).

We intend to use the net proceeds from this offering for general corporate purposes, including working capital, capital expenditures, and potential acquisitions and strategic transactions. From time to time, we evaluate potential acquisitions and strategic transactions of business, technologies or products. Currently, however, we do not have any agreements with respect to any such material acquisitions or strategic transactions.
Risk Factors	You should carefully consider the risk factors contained and incorporated by reference in this prospectus supplement before making an investment decision.
New York Stock Exchange symbol	MU

        The number of shares of common stock that will be outstanding after this offering is based on the number of shares outstanding as of March 5, 2009 and excludes:

  •
  190.0 million shares reserved for issuance under our equity plans, under which options and restricted stock units to purchase 124.1 million shares were outstanding as of March 5, 2009, at a weighted average exercise price of $16.09 per share, of which options to purchase 89.6 million shares were then exercisable;

  •
  3.9 million shares of common stock issuable upon exchange of stock rights held by Intel Corporation; and

  •
  shares of common stock issuable upon conversion of the        % convertible senior notes due October 15, 2013 to be issued in the concurrent offering and shares of common stock issuable upon conversion, if any, of the 1.875% convertible senior notes due 2014.

        Unless otherwise stated, all information contained in this prospectus supplement and the accompanying prospectus assumes that the underwriters do not exercise their over-allotment option.

SELECTED CONSOLIDATED FINANCIAL DATA

        The selected consolidated statement of operations data below for the fiscal years ended August 31, 2006, August 30, 2007 and August 28, 2008, and the selected consolidated balance sheet data as of August 30, 2007 and August 28, 2008, have been derived from the audited consolidated financial statements of Micron that are incorporated by reference in this prospectus supplement and the accompanying prospectus, and are qualified by reference to such financial statements. The selected consolidated statement of operations data below for the six month periods ended February 28, 2008 and March 5, 2009, and the selected consolidated balance sheet data as of March 5, 2009, have been derived from unaudited consolidated financial statements of Micron that are incorporated by reference in this prospectus supplement and the accompanying prospectus. In the opinion of management, such unaudited quarterly financial data contains all adjustments necessary for the fair statement of Micron's financial position and results of operations as of and for such periods. Operating results for the six months ended March 5, 2009 are not necessarily indicative of results that may be expected for future periods. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Fiscal Year Ended			Six Months Ended
	August 31, 2006	August 30, 2007	August 28, 2008	February 28, 2008	March 5, 2009
				(Unaudited)
		(In millions, except per share data)
Consolidated Statement of Operations Data:
Net sales	$5,272	$5,688	$5,841	$2,894	$2,395
Cost of goods sold	4,072	4,610	5,896	2,932	3,111
Gross margin	1,200	1,078	(55)	(38)	(716)
Operating expenses:
Selling general and administrative	460	610	455	232	192
Research and development	656	805	680	343	346
Goodwill impairment	—	—	463	463	58
Restructure	—	19	33	21	39
Other operating (income) expense	(266)	(76)	(91)	(65)	29

Operating income (loss)	350	(280)	(1,595)	(1,032)	(1,380)
Interest income	101	143	79	53	14
Interest expense	(25)	(40)	(82)	(41)	(65)
Other non-operating income (expense)	7	9	(13)	(7)	(12)

	433	(168)	(1,611)	(1,027)	(1,443)
Income tax (provision) benefit	(18)	(30)	(18)	(3)	(17)
Equity in net losses of equity method investees, net of tax	—	—	—	—	(61)
Non-controlling interests in net (income) loss	(7)	(122)	10	(9)	64

Net income (loss)	$408	$(320)	$(1,619)	$(1,039)	$(1,457)

Earnings (loss) per share:
Basic	$0.59	$(0.42)	$(2.10)	$(1.35)	$(1.88)
Diluted	0.57	(0.42)	(2.10)	(1.35)	(1.88)
Number of shares used in per share calculations:
Basic	691.7	769.1	772.5	772.2	773.6
Diluted	725.1	769.1	772.5	772.2	773.6

	As of
	August 30, 2007	August 28, 2008	March 5, 2009
	(In millions)		(In millions)
Consolidated Balance Sheet Data:
Cash and short term investments	$2,616	$1,362	$932
Other current assets	2,618	2,417	1,591
Total assets	14,818	13,430	11,526
Long term debt	1,987	2,451	2,542
Noncontrolling interest in subsidiaries	2,607	2,865	2,344
Shareholders' equity	7,752	6,178	4,742

RISK FACTORS

        Investing in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectus and in documents that we incorporate by reference, you should carefully consider the risks discussed below before making a decision about investing in our securities. The risks and uncertainties discussed below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our common stock could decline and you could lose part or all of your investment.

 Risks Related to Our Business

We have experienced dramatic declines in average selling prices for our semiconductor memory products which have adversely affected our business.

        For the second quarter of 2009, average selling prices of DRAM and NAND Flash products decreased 30% and 13%, respectively, as compared to the first quarter of 2009. For the first quarter of 2009, average selling prices of DRAM and NAND Flash products decreased 34% and 24%, respectively, as compared to the fourth quarter of 2008. For 2008, average selling prices of DRAM and NAND Flash products decreased 51% and 67%, respectively, as compared to 2007. For 2007, average selling prices of DRAM and NAND Flash products decreased 23% and 56%, respectively, as compared to 2006. Currently, and at times in the past, average selling prices for our memory products have been below our costs. We recorded aggregate inventory write-downs of $234 million for the second quarter of 2009, $369 million for the first quarter of 2009, $282 million in 2008 and $20 million in 2007 as a result of the significant decreases in average selling prices for our semiconductor memory products. If the estimated market values of products held in finished goods and work in process inventories at a quarter-end date are below the manufacturing cost of these products, we recognize charges to cost of goods sold to write down the carrying value of our inventories to market value. Future charges for inventory write-downs could be larger than the amounts recorded in 2009 and 2008. If average selling prices for our memory products remain depressed or decrease faster than we can decrease per gigabit costs, as they recently have, our business, results of operations or financial condition could be materially adversely affected.

We may be unable to generate sufficient cash flows or obtain access to external financing necessary to fund our operations and make adequate capital investments.

        Our cash flows from operations depend primarily on the volume of semiconductor memory sold, average selling prices and per unit manufacturing costs. To develop new product and process technologies, support future growth, achieve operating efficiencies and maintain product quality, we must make significant capital investments in manufacturing technology, facilities and capital equipment, research and development, and product and process technology. We currently estimate our capital spending to approximate between $650 million to $700 million for 2009. Cash and investments of IM Flash and TECH are generally not available to finance our other operations. In the past we have utilized external sources of financing when needed and access to capital markets has historically been very important to us. As a result of the severe downturn in the semiconductor memory market, the downturn in general economic conditions, and the adverse conditions in the credit markets, financing instruments that we have used in the past may not be available on terms acceptable to us. We significantly reduced our planned capital expenditures for 2009. In addition, we are pursuing further financing alternatives, further reducing capital expenditures and implementing further cost-cutting initiatives. There can be no assurance that we will be able to generate sufficient cash flows or find other sources of financing to fund our operations; make adequate capital investments to remain competitive in terms of technology development and cost efficiency; or access capital markets. Our inability to do the foregoing could have a material adverse effect on our business and results of operations.

We may be unable to reduce our per gigabit manufacturing costs at the rate average selling prices decline.

        Our gross margins are dependent upon continuing decreases in per gigabit manufacturing costs achieved through improvements in our manufacturing processes, including reducing the die size of our existing products. In future periods, we may be unable to reduce our per gigabit manufacturing costs at sufficient levels to increase gross margins due to factors including, but not limited to, strategic product diversification decisions affecting product mix, the increasing complexity of manufacturing processes, changes in process technologies or products that inherently may require relatively larger die sizes. Per gigabit manufacturing costs may also be affected by the relatively smaller production quantities and shorter product lifecycles of certain specialty memory products. Temporary production slowdowns that we implemented at some of our manufacturing facilities during the second quarter of 2009 adversely affected per megabit costs of Memory products. Further temporary production slowdowns during the third quarter of 2009 are expected to adversely affect per megabit costs of Memory products.

Consolidation of industry participants may result in uncertainty in the semiconductor market and negatively impact our ability to compete.

        The semiconductor industry is highly competitive and, despite historically high levels of overall demand, manufacturing capacity in the semiconductor industry exceeds demand. Some of our competitors may try to enhance their capacity and lower their cost structure through consolidation. In particular, the Taiwanese government is considering a wide range of proposals to assist some of our Taiwanese competitors. In addition, significant declines in the average selling prices of DRAM and NAND Flash products as well as limited access to sources of financing have led to the deterioration in the financial condition of a number of industry participants. Among other things, this deterioration has led to the insolvency of at least one competitor, Qimonda AG. Consolidation of industry competitors could put us at a competitive disadvantage.

Economic conditions may harm our business.

        Economic and business conditions, including a continuing downturn in the semiconductor memory industry or the overall economy is having an adverse effect on our business. Adverse conditions affect consumer demand for devices that incorporate our products such as personal computers, mobile phones, Flash memory cards and USB devices. Reduced demand for our products could result in continued market oversupply and significant decreases in our selling prices. A continuation of current conditions in credit markets would limit our ability to obtain external financing to fund our operations and capital expenditures. In addition, we may experience losses on our holdings of cash and investments due to failures of financial institutions and other parties. Difficult economic conditions may also result in a higher rate of losses on our accounts receivables due to credit defaults. As a result, our business, results of operations or financial condition could be materially adversely affected.

The semiconductor memory industry is highly competitive.

        We face intense competition in the semiconductor memory market from a number of companies, including Elpida Memory, Inc.; Hynix Semiconductor Inc.; Samsung Electronics Co., Ltd.; SanDisk Corporation; Toshiba Corporation and from emerging companies in Taiwan and China, who have significantly expanded the scale of their operations. Some of our competitors are large corporations or conglomerates that may have greater resources to withstand downturns in the semiconductor markets in which we compete, invest in technology and capitalize on growth opportunities.

        Our competitors seek to increase silicon capacity, improve yields, reduce die size and minimize mask levels in their product designs. The transitions to smaller line-width process technologies and 300mm wafers in the industry have resulted in significant increases in the worldwide supply of semiconductor memory and will likely lead to future increases. Increases in worldwide supply of semiconductor memory also result from semiconductor memory fab capacity expansions, either by way of new facilities, increased capacity utilization or reallocation of other semiconductor production to semiconductor memory production. We and several of our competitors have significantly increased production in recent periods through construction of new facilities or expansion of existing facilities. Increases in worldwide supply of semiconductor memory, if not accompanied with commensurate increases in demand, would lead to further declines in average selling prices for our products and would materially adversely affect our business, results of operations or financial condition.

Our joint ventures and strategic partnerships involve numerous risks.

        We have entered into partnering arrangements to manufacture products and develop new manufacturing process technologies and products. These arrangements include our IM Flash NAND flash joint ventures with Intel, our DRAM joint ventures with Nanya, our TECH DRAM joint venture and our MP Mask joint venture with Photronics. These strategic partnerships and joint ventures are subject to various risks that could adversely affect the value of our investments and our results of operations. These risks include the following:

  •
  our interests could diverge from our partners in the future or we may not be able to agree with partners on the amount, timing or nature of further investments in our joint venture;

  •
  due to financial constraints, our partners may be unable to meet their commitments to us or our joint ventures and may pose credit risks for our transactions with them;

  •
  the terms of our arrangements may turn out to be unfavorable;

  •
  cash flows may be inadequate to fund increased capital requirements;

  •
  we may experience difficulties in transferring technology to joint ventures;

  •
  we may experience difficulties and delays in ramping production at joint ventures;

  •
  these operations may become less cost efficient as a result of underutilized capacity; and

  •
  political or economic instability may occur in the countries where our joint ventures and/or partners are located.

        If our joint ventures and strategic partnerships are unsuccessful, our business, results of operations or financial condition may be adversely affected.

Our acquisition of a 35.5% interest in Inotera Memories, Inc. involves numerous risks.

        In the first quarter of 2009, we acquired a 35.5% ownership interest in Inotera Memories, Inc., a Taiwanese DRAM memory manufacturer, for $398 million in cash. As a result of this acquisition, we have rights and obligations to purchase 50% of the wafer production of Inotera. Our acquisition of an interest in Inotera involves numerous risks including the following:

  •
  Inotera's ability to meet its ongoing obligations;

  •
  charges to us resulting from Qimonda's default on its obligations to purchase certain agreed quantities of products made using Qimonda's trench technology during the transition period;

  •
  difficulties in converting Inotera production from Qimonda's trench technology to our stack technology;

  •
  difficulties in obtaining financing for capital expenditures necessary to convert Inotera production to our stack technology;

  •
  increasing debt to finance the acquisition;

  •
  uncertainties around the timing and amount of wafer supply received;

  •
  risks relating to our purchase of the Inotera shares and related agreements arising in connection with Qimonda's bankruptcy proceedings;

  •
  Inotera's operations may become less cost efficient as a result of underutilized capacity;

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  obligations during the technology transition period to procure product based on a competitor's technology which may be difficult to sell and provide for product support due to our limited understanding of the technology;

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  recognition in our results of operation of our share of potential Inotera losses; and

  •
  the impact of on margins associated with our obligation to purchase product utilizing Qimonda's trench technology at a relatively higher cost than other products manufactured by us and selling them potentially at a lower price than other products produced us.

        In the second quarter of 2009, Qimonda filed for bankruptcy and defaulted on its obligations to purchase trench products from Inotera under a supply agreement. Pursuant to the Company's obligations under a supply agreement with Inotera, the Company recorded $51 million in cost of goods sold in the second quarter of 2009 for its obligations to Inotera as a result of Qimonda's default.

Our NAND Flash memory operations involve numerous risks.

        As a result of severe oversupply in the NAND Flash market, our average selling prices of NAND Flash products decreased 13% for the second quarter of 2009 as compared to the first quarter of 2009 after decreasing 24% for the first quarter of 2009 as compared to the fourth quarter of 2008, 67% for 2008 as compared to 2007 and 56% for 2007 as compared to 2006. As a result, we experienced negative gross margins on sales of our NAND Flash products in 2009 and 2008. In the first quarter of 2009, we discontinued production of NAND flash memory for IM Flash at our Boise facility. The NAND Flash production shutdown reduces IM Flash's NAND flash production by approximately 35,000 200mm wafers per month. In addition, we and Intel agreed to suspend tooling and the ramp of production of NAND Flash at IM Flash's Singapore wafer fabrication plant. A continuation of the challenging conditions in the NAND Flash market will materially adversely affect our business, results of operations and financial condition.

We may incur additional restructure charges or not realize the expected benefits of new initiatives to reduce costs across our operations.

        In response to a severe downturn in the semiconductor memory industry and global economic conditions, we initiated restructure plans in 2009. In the first quarter of 2009, our IM Flash joint venture between us and Intel terminated its agreement with the Company to obtain NAND Flash memory supply from our Boise facility, reducing our NAND Flash production by approximately 35,000 200mm wafers per month. In addition, we and Intel agreed to suspend tooling and the ramp of NAND Flash production at IM Flash's Singapore wafer fabrication facility. On February 23, 2009, we announced that we will phase out all 200mm wafer manufacturing operations at our Boise, Idaho, facility. During the second quarter of 2009, we recorded noncash impairment charges of $87 million to reduce the carrying value of certain 200mm wafer manufacturing equipment at our Boise, Idaho facility to its estimated salvage value. The 200mm wafer manufacturing phase-out will further reduce employment at our Boise facility by as many as 2,000 positions by the end of 2009. As a result of these actions, we recorded a charge of $105 million to restructure in the second quarter of 2009 and a net

$66 million credit to restructure in the first quarter of 2009. The net credit for the first quarter of 2009 includes a $144 million gain in connection with the termination of the NAND Flash supply agreement. We expect to incur additional restructure costs through 2009 of approximately $27 million, comprised primarily of severance and other employee related costs. As a result of these initiatives, we expect to lose production output, incur restructuring or other infrequent charges and we may experience disruptions in our operations, loss of key personnel and difficulties in delivering products timely.

An adverse determination that our products or manufacturing processes infringe the intellectual property rights of others could materially adversely affect our business, results of operations or financial condition.

        On January 13, 2006, Rambus, Inc. ("Rambus") filed a lawsuit against us in the U.S. District Court for the Northern District of California. Rambus alleges that certain of our DDR2, DDR3, RLDRAM, and RLDRAM II products infringe as many as fourteen Rambus patents and seeks monetary damages, treble damages, and injunctive relief. The accused products account for a significant portion of our net sales. On June 2, 2006, we filed an answer and counterclaim against Rambus alleging, among other things, antitrust and fraud claims. Trial on the patent phase of that case has been stayed pending appeal of the Delaware spoliation decision or other order of the California court.

        On March 6, 2009, Panavision Imaging LLC filed suit against the Company and Aptina Imaging Corporation, a subsidiary of the Company, in the U.S. District Court for the Central District of California alleging that certain of the Company and Aptina's image sensor products infringe two Panavision Imaging U.S. patents. The complaint seeks injunctive relief, damages, attorneys' fees, and costs.

        On March 24, 2009, Accolade Systems LLC filed suit against the Company and Aptina in the U.S. District Court for the Eastern District of Texas alleging that certain of the Company and Aptina's image sensor products infringe one Accolade Systems U.S. patent. The complaint seeks injunctive relief, damages, attorneys' fees, and costs.

        We are unable to predict the outcome of assertions of infringement made against us. A court determination that our products or manufacturing processes infringe the intellectual property rights of others could result in significant liability and/or require us to make material changes to our products and/or manufacturing processes. Any of the foregoing results could have a material adverse effect on our business, results of operations or financial condition.

        We have a number of patent and intellectual property license agreements. Some of these license agreements require us to make one time or periodic payments. We may need to obtain additional patent licenses or renew existing license agreements in the future. We are unable to predict whether these license agreements can be obtained or renewed on acceptable terms.

An adverse outcome relating to allegations of anticompetitive conduct could materially adversely affect our business, results of operations or financial condition.

        A number of purported class action price-fixing lawsuits have been filed against us and other DRAM suppliers. Numerous cases have been filed in various state and federal courts asserting claims on behalf of a purported class of individuals and entities that indirectly purchased DRAM and/or products containing DRAM from various DRAM suppliers during the time period from April 1, 1999 through at least June 30, 2002. The complaints allege violations of the various jurisdictions' antitrust, consumer protection and/or unfair competition laws relating to the sale and pricing of DRAM products and seek joint and several damages, trebled, restitution, costs, interest and attorneys' fees. A number of these cases have been removed to federal court and transferred to the U.S. District Court for the Northern District of California (San Francisco) for consolidated pre-trial proceedings. On January 29, 2008, the Northern District of California Court granted in part and denied in part our motion to dismiss the plaintiff's second amended consolidated complaint. The District Court subsequently certified the decision for interlocutory appeal. On February 27, 2008, plaintiffs filed a third amended complaint. On June 26, 2008, the United States Court of Appeals for the Ninth Circuit agreed to consider plaintiffs' interlocutory appeal.

        Various states, through their Attorneys General, have filed suit against us and other DRAM manufacturers alleging violations of state and federal competition laws. The amended complaint alleges, among other things, violations of the Sherman Act, Cartwright Act, and certain other states' consumer protection and antitrust laws and seeks damages, and injunctive and other relief. On October 3, 2008, the California Attorney General filed a similar lawsuit in California Superior Court, purportedly on behalf of local California government entities, alleging, among other things, violations of the Cartwright Act and state unfair competition law.

        Three purported class action lawsuits alleging price-fixing of Flash products have been filed against us in Canada asserting violations of the Canadian Competition Act. These cases assert claims on behalf of a purported class of individuals and entities that purchased Flash memory directly and indirectly from various Flash memory suppliers.

        On May 5, 2004, Rambus filed a lawsuit in the Superior Court of the State of California (San Francisco County) against us and other DRAM suppliers. The complaint alleges various causes of action under California state law including conspiracy to restrict output and fix prices of Rambus DRAM ("RDRAM"), and unfair competition. The complaint seeks joint and several damages, trebled, punitive damages, attorneys' fees, costs, and a permanent injunction enjoining the defendants from the conduct alleged in the complaint. Trial is currently scheduled to begin in September 2009.

        We are unable to predict the outcome of these lawsuits. An adverse court determination in any of these lawsuits alleging violations of antitrust laws could result in significant liability and could have a material adverse effect on our business, results of operations or financial condition.

Covenants in our debt instruments may obligate us to repay debt, increase contributions to our TECH joint venture and limit our ability to obtain financing.

        Our ability to comply with the financial and other covenants contained in our debt may be affected by economic or business conditions or other events. As of March 5, 2009, our 76% owned TECH Semiconductor Singapore Pte. Ltd., ("TECH") subsidiary, had $600 million outstanding under a credit facility with covenants that, among other requirements, establish certain liquidity, debt service coverage and leverage ratios for TECH and restrict TECH's ability to incur indebtedness, create liens and acquire or dispose of assets. If TECH does not comply with these debt covenants and restrictions, this debt may be deemed to be in default and the debt declared payable. Additionally, if TECH is unable to repay its borrowings when due, the lenders under TECH's credit facility could proceed against substantially all of TECH's assets. We have guaranteed approximately 73% of the outstanding amount of TECH's credit facility, and our obligation increases to 100% of the outstanding amount of the facility in April 2010. If TECH's debt is accelerated, we may not have sufficient assets to repay amounts due. Existing covenant restrictions may limit our ability to obtain additional debt financing and to avoid covenant defaults we may have to pay off debt obligations and make additional contributions to TECH, which could adversely affect our liquidity and financial condition.

An adverse outcome relating to allegations of violations of securities laws could materially adversely affect our business, results of operations or financial condition.

        On February 24, 2006, a number of purported class action complaints were filed against us and certain of our officers in the U.S. District Court for the District of Idaho alleging claims under Section 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. The cases purport to be brought on behalf of a class of purchasers of our stock during the period February 24, 2001 to February 13, 2003. The five lawsuits have been consolidated and a consolidated amended class action complaint was filed on July 24, 2006. The complaint generally alleges violations of federal securities laws based on, among other things, claimed misstatements or omissions regarding alleged illegal price-fixing conduct. The complaint seeks unspecified damages, interest, attorneys' fees, costs, and expenses. On December 19, 2007, the Court issued an order certifying the class but reducing the class period to purchasers of our stock during the period from February 24, 2001 to September 18, 2002.

        We are unable to predict the outcome of these cases. An adverse court determination in any of the class action lawsuits against us could result in significant liability and could have a material adverse effect on our business, results of operations or financial condition.

Products that fail to meet specifications, are defective or that are otherwise incompatible with end uses could impose significant costs on us.

        Products that do not meet specifications or that contain, or are perceived by our customers to contain, defects or that are otherwise incompatible with end uses could impose significant costs on us or otherwise materially adversely affect our business, results of operations or financial condition.

        Because the design and production process for semiconductor memory is highly complex, it is possible that we may produce products that do not comply with customer specifications, contain defects or are otherwise incompatible with end uses. If, despite design review, quality control and product qualification procedures, problems with nonconforming, defective or incompatible products occur after we have shipped such products, we could be adversely affected in several ways, including the following:

  •
  we may replace product or otherwise compensate customers for costs incurred or damages caused by defective or incompatible product, and

  •
  we may encounter adverse publicity, which could cause a decrease in sales of our products.

Our debt level is higher than compared to historical periods.

        We currently have a higher level of debt compared to historical periods. As of March 5, 2009, we had $2.9 billion of debt. We may need to incur additional debt in the future. Our debt level could adversely impact us. For example it could:

  •
  make it more difficult for us to make payments on our debt;

  •
  require us to dedicate a substantial portion of our cash flow from operations and other capital resources to debt service;

  •
  limit our future ability to raise funds for capital expenditures, acquisitions, research and development and other general corporate requirements;

  •
  increase our vulnerability to adverse economic and semiconductor memory industry conditions;

  •
  expose us to fluctuations in interest rates with respect to that portion of our debt which is at variable rate of interest; and

  •
  require us to make additional investments in joint ventures to maintain compliance with financial covenants.

        Several of our credit facilities, one of which was modified during the second quarter of 2009, have covenants which require us to maintain minimum levels of tangible net worth and cash and investments. As of March 5, 2009, we were in compliance with our debt covenants. If we are unable to continue to be in compliance with our debt covenants, or obtain waivers, an event of default could be triggered, which, if not cured, could cause the maturity of other borrowings to be accelerated and become due and currently payable.

New product development may be unsuccessful.

        We are developing new products that complement our traditional memory products or leverage their underlying design or process technology. We have made significant investments in product and process technologies and anticipate expending significant resources for new semiconductor product development over the next several years. The process to develop NAND Flash, Imaging and certain specialty memory products requires us to demonstrate advanced functionality and performance, many times well in advance of a planned ramp of production, in order to secure design wins with our customers. There can be no assurance that our product development efforts will be successful, that we will be able to cost-effectively manufacture these new products, that we will be able to successfully market these products or that margins generated from sales of these products will recover costs of development efforts.

The future success of our Imaging business will be dependent on continued market acceptance of our products and the development, introduction and marketing of new Imaging products.

        We face competition in the image sensor market from a number of suppliers of CMOS image sensors including OmniVision Technologies, Inc.; Samsung Electronics Co., Ltd; Sony Corporation; STMicroelectronics NV; Toshiba Corporation and from a number of suppliers of CCD image sensors including Matsushita Electric Industrial Co., Ltd.; Sharp Corporation and Sony Corporation. In recent periods, a number of new companies have entered the CMOS image sensor market. Competitors include many large domestic and international companies that have greater presence in key markets, better access to certain customer bases, greater name recognition and more established strategic and financial relationships than the Company.

        In recent years, our Imaging net sales and gross margins decreased and we faced increased competition. There can be no assurance that we will be able to grow or maintain our market share or gross margins for Imaging products in the future. Slowdowns of Imaging production that we implemented during the second quarter of 2009 adversely affected per unit costs of Imaging products and the continuation of these production slowdowns is expected to adversely affect per unit costs of Imaging products in the third quarter of 2009. The success of our Imaging business will depend on a number of factors, including:

  •
  development of products that maintain a technological advantage over the products of our competitors;

  •
  accurate prediction of market requirements and evolving standards, including pixel resolution, output interface standards, power requirements, optical lens size, input standards and other requirements;

  •
  timely completion and introduction of new Imaging products that satisfy customer requirements;

  •
  timely achievement of design wins with prospective customers, as manufacturers may be reluctant to change their source of components due to the significant costs, time, effort and risk associated with qualifying a new supplier; and

  •
  efficient, cost-effective manufacturing as we transition to new products and higher volumes.

Our efforts to restructure our Aptina Imaging business may be unsuccessful.

        We are exploring partnering arrangements with outside parties regarding the sale of Aptina in which we could retain a minority ownership interest. To that end, we began operating our Imaging business as a separate, wholly-owned, subsidiary in October 2008. To the extent we form a partnering arrangement, the resulting business model may not be successful and the Imaging operations revenues and margins could be adversely affected. We may incur significant costs to convert Imaging operations to a new business structure and operations could be disrupted. In addition, we may lose key personnel. If our efforts to restructure the Imaging business are unsuccessful, our business, results of operations or financial condition could be materially adversely affected.

We expect to make future acquisitions and alliances, which involve numerous risks.

        Acquisitions and the formation of alliances such as joint ventures and other partnering arrangements, involve numerous risks including the following:

  •
  difficulties in integrating the operations, technologies and products of acquired or newly formed entities;

  •
  increasing capital expenditures to upgrade and maintain facilities;

  •
  increasing debt to finance any acquisition or formation of a new business;

  •
  difficulties in protecting our intellectual property as we enter into a greater number of licensing arrangements;

  •
  diverting management's attention from normal daily operations;

  •
  managing larger or more complex operations and facilities and employees in separate geographic areas; and

  •
  hiring and retaining key employees.

        Acquisitions of, or alliances with, high-technology companies are inherently risky, and any future transactions may not be successful and may materially adversely affect our business, results of operations or financial condition.

Changes in foreign currency exchange rates could materially adversely affect our business, results of operations or financial condition.

        Our financial statements are prepared in accordance with U.S. GAAP and are reported in U.S. dollars. Across our multi-national operations, there are transactions and balances denominated in other currencies, primarily the euro, yen and Singapore dollar. We recorded a net loss of $25 million from changes in currency exchange rates for 2008. We estimate that, based on its assets and liabilities denominated in currencies other than the U.S. dollar as of March 5, 2009, a 1% change in the exchange rate versus the U.S. dollar would result in foreign currency gains or losses of approximately U.S. $2 million for the Singapore dollar and $1 million for the yen and euro. In the event that the U.S. dollar weakens significantly compared to the yen, Singapore dollar and euro, our results of operations or financial condition will be adversely affected.

We face risks associated with our international sales and operations that could materially adversely affect our business, results of operations or financial condition.

        Sales to customers outside the United States approximated 79% of our consolidated net sales for the second quarter of 2009. In addition, we have manufacturing operations in China, Italy, Japan, Puerto Rico and Singapore. Our international sales and operations are subject to a variety of risks, including:

  •
  currency exchange rate fluctuations;

  •
  export and import duties, changes to import and export regulations, and restrictions on the transfer of funds;

  •
  political and economic instability;

  •
  problems with the transportation or delivery of our products;

  •
  issues arising from cultural or language differences and labor unrest;

  •
  longer payment cycles and greater difficulty in collecting accounts receivable; and

  •
  compliance with trade and other laws in a variety of jurisdictions.

        These factors may materially adversely affect our business, results of operations or financial condition.

Our net operating loss and tax credit carryforwards may be limited.

        We have significant net operating loss and tax credit carryforwards. We have provided significant valuation allowances against the tax benefit of such losses as well as certain tax credit carryforwards. Utilization of these net operating losses and credit carryforwards is dependent upon us achieving sustained profitability. As a consequence of prior business acquisitions, utilization of the tax benefits for some of the tax carryforwards is subject to limitations imposed by Section 382 of the Internal Revenue Code and some portion or all of these carryforwards may not be available to offset any future taxable income. The determination of the limitations is complex and requires significant judgment and analysis of past transactions.

If our manufacturing process is disrupted, our business, results of operations or financial condition could be materially adversely affected.

        We manufacture products using highly complex processes that require technologically advanced equipment and continuous modification to improve yields and performance. Difficulties in the manufacturing process or the effects from a shift in product mix can reduce yields or disrupt production and may increase our per gigabit manufacturing costs. Additionally, our control over operations at our IM Flash, TECH, Inotera, MeiYa and MP Mask joint ventures may be limited by our agreements with our partners. From time to time, we have experienced minor disruptions in our manufacturing process as a result of power outages, improperly functioning equipment and equipment failures. If production at a fabrication facility is disrupted for any reason, manufacturing yields may be adversely affected or we may be unable to meet our customers' requirements and they may purchase products from other suppliers. This could result in a significant increase in manufacturing costs or loss of revenues or damage to customer relationships, which could materially adversely affect our business, results of operations or financial condition.

Disruptions in our supply of raw materials could materially adversely affect our business, results of operations or financial condition.

        Our operations require raw materials that meet exacting standards. We generally have multiple sources of supply for our raw materials. However, only a limited number of suppliers are capable of delivering certain raw materials that meet our standards. Various factors could reduce the availability of raw materials such as silicon wafers, photomasks, chemicals, gases, lead frames and molding compound.

        Shortages may occur from time to time in the future. In addition, disruptions in transportation lines could delay our receipt of raw materials. Lead times for the supply of raw materials have been extended in the past. If our supply of raw materials is disrupted or our lead times extended, our business, results of operations or financial condition could be materially adversely affected.

We may be required to record impairment charges for long-lived assets.

        We review the carrying value of long-lived assets (including property, plant and equipment and intangible assets) for impairment when events and circumstances indicate that the carrying value of an asset or group of assets may not be recoverable from the estimated future cash flows expected to result from its use and/or disposition. The semiconductor memory industry is experiencing a severe downturn which has adversely affected our revenues, margins and cash flows. If business conditions continue to deteriorate, we may be required to negatively revise our estimated future cash flows related to the future use of assets, which could result in impairment charges to long-lived assets. As of March 5, 2009, we had approximately $7,910 million of property, plant and equipment and $382 million of intangible asset that could be subject to impairment. Any impairment charges recorded could have a material adverse effect on our results of operations.

Risks Related to the Offering and Our Common Stock

Our common stock price may be extremely volatile, and the value of your investment may decline.

        Our common stock price has been highly volatile. We expect that this volatility will continue in the future due to factors such as:

  •
  general market and economic conditions;

  •
  actual or anticipated variations in operating results;

  •
  announcements of technological innovations, new products or new services by us or by our competitors or customers;

  •
  changes in financial estimates or recommendations by stock market analysts regarding us or our competitors;

  •
  announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

  •
  announcements by our customers regarding end market conditions and the status of existing and future infrastructure network deployments;

  •
  additions or departures of key personnel; and

  •
  future equity or debt offerings or our announcements of these offerings.

        In addition, in recent years, the stock market in general, and the New York Stock Exchange and the securities of technology companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations have in the past and may in the future materially and adversely affect our stock price, regardless of our operating results. In the event our stock price declines, you may be unable to sell your shares at or above the public offering price.

Our stock price may decline if additional shares are sold in the market after the offering.

        Future sales of substantial amounts of shares of our common stock by our existing stockholders in the public market, or the perception that these sales could occur, may cause the market price of our common stock to decline. In addition, we may be required to issue additional shares upon exercise of previously granted options that are currently outstanding. Increased sales of our common stock in the market after exercise of currently outstanding options could exert significant downward pressure on our stock price. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price we deem appropriate.

The capped call transactions that we may enter into simultaneously with the concurrent convertible senior note offering may affect the value of our common stock.

        In connection with the concurrent offering of convertible senior notes, we intend to enter into one or more capped call transactions with one or more counterparties, which may be affiliated with some or all of the underwriters of this offering and the concurrent convertible senior note offering. We intend to use approximately $                         million (or approximately $                         million if the underwriters exercise their over-allotment option in full) of the net proceeds of the concurrent convertible senior note offering to pay the cost of the capped call transactions.

        The capped call transactions are expected to reduce the potential dilution upon conversion of the convertible senior notes. If, however, the market value per share of our common stock, as measured under the terms of the capped call transactions at the time of exercise, exceeds the cap price of the capped call transactions, the number of shares of our common stock we expect to receive upon the exercise of the capped call transactions will be capped and the dilution mitigation under the capped call transactions will be limited to the number of shares of our common stock we receive under the capped call transactions.

        In connection with establishing their initial hedge of these capped call transactions, we expect that the counterparty or counterparties (and/or its or their affiliates) described above:

  •
  may enter into various over-the-counter cash-settled derivative transactions with respect to our common stock concurrently with, or shortly after, the pricing of the convertible senior notes; and

  •
  may enter into or unwind various over-the-counter derivatives and/or purchase our common stock in secondary market transactions following the pricing of the convertible senior notes.

        These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or following the pricing of the convertible senior notes.

        In addition, we expect that the counterparty or counterparties described above may modify or unwind their hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling our common stock in secondary market transactions prior to maturity of the convertible senior notes (and are likely to do so on each exercise date of the capped call transactions). The effect, if any, of these transactions and activities on the market price of our common stock or the convertible senior notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock or the convertible senior notes.

        We do not make any representation or prediction as to the direction or magnitude of any potential effect that the transactions described above may have on the price of shares of our common stock. In addition, we do not make any representation that the counterparty or counterparties will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

        This supplement, the accompany prospectus and the documents we incorporate by reference in this prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to our expectations for future events and time periods. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements, including, but not limited to, statements regarding:

  •
  our DRAM development costs relative to Nanya;

  •
  Inotera's transition to our stack process technology and manufacturing plans for CMOS image sensors;

  •
  production levels for the third quarter of 2009 and future increases in NAND production;

  •
  the effects of production slowdowns on costs for the third quarter of 2009 and future charges for inventory write-downs;

  •
  research and development expenses for the third quarter of 2009;

  •
  the remaining costs of restructure plans;

  •
  capital spending in 2009;

  •
  future distributions from IM Flash to Intel and capital contributions to TECH; and

  •
  the impact from the adoption of new accounting standards.

        Generally, the words "anticipate," "believe," "plan," "expect," "future," "intend," "may," "will," "should," "estimate," "predict," "potential," "continue" and similar expressions identify forward-looking statements. Our forward-looking statements are based on current expectations, forecasts and assumptions and are subject to risks, uncertainties and changes in condition, significance, value and effect. As a result of the factors described in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement, we undertake no obligation to publicly disclose any revisions to these forward-looking statements to reflect events or circumstances occurring subsequent to filing this prospectus supplement with the Securities and Exchange Commission.

 USE OF PROCEEDS

        We estimate that the net proceeds from this offering, after deducting the underwriters' discounts and offering expenses payable by us of approximately $10.1 million, will be approximately $239.9 million (or approximately $276.0 million if the underwriters exercise their over-allotment option in full), based on an assumed offering price of $4.52 per share, the last reported sale price of our common stock on the NYSE on April 6, 2009.

        We intend to use the net proceeds from this offering for general corporate purposes, including working capital, capital expenditures, and potential acquisitions and strategic transactions. From time to time, we evaluate potential acquisitions and strategic transactions of business, technologies or products. Currently, however, we do not have any agreements with respect to any such material acquisitions or strategic transactions. Pending these uses, we intend to invest our net proceeds from this offering primarily in cash, cash equivalents, investment grade securities or other short-term marketable securities. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of the offering. Accordingly, we will retain broad discretion over the use of these proceeds.

CONCURRENT OFFERING OF CONVERTIBLE SENIOR NOTES

        Concurrently with this offering of common stock, pursuant to a separate prospectus supplement, we are offering $200 million aggregate principal amount ($230 million aggregate principal amount if the underwriters exercise their over-allotment option with respect to that offering in full) of             % convertible senior notes due October 15, 2013 (the "convertible senior notes") in an underwritten public offering (the "convertible senior note offering"). Neither the completion of the convertible senior note offering nor the completion of this offering is contingent on the completion of the other. We expect to raise approximately $450 million in aggregate gross proceeds from the two offerings. However, amounts sold in each offering may increase or decrease based on market conditions relating to a particular security. We cannot assure you that we will complete the concurrent notes offering. The convertible senior notes will mature on October 15, 2013, unless earlier repurchased, redeemed or converted, and pay interest semiannually in arrears on April 15 and October 15 of each year, commencing October 15, 2009, at a rate of            % per year.

        The convertible senior notes will be convertible at the holder's option into our shares of common stock at an initial conversion rate of                        shares of our common stock per $1,000 principal amount of the convertible senior notes (equivalent to an initial conversion price of approximately $                        per share), subject to adjustment.

        Assuming no exercise of the underwriters' over-allotment option with respect to the convertible senior notes, we estimate that the net proceeds of the convertible senior note offering, after deducting the underwriting discount and estimated expenses payable by us, will be approximately $194.3 million. In connection with the convertible senior note offering, we expect to enter into capped call transactions with one or more counterparties. See "Capped Call Transactions."

CAPPED CALL TRANSACTIONS

        In connection with the concurrent offering of convertible senior notes, we intend to enter into capped call transactions with one or more counterparties, which may be affiliated with some or all of the underwriters of this offering and the concurrent convertible senior note offering. The capped call transactions cover, subject to anti-dilutive adjustments, approximately             million shares (or approximately             million shares if the underwriters exercise their over-allotment option in full) of our common stock.

        If the capped call transactions (or portions thereof) are exercised and the market value per share of our common stock, as measured under the terms of the capped call transactions at the time of exercise, is greater than the strike price of the capped call transactions (which correspond to the initial conversion price of the convertible senior notes and are subject to certain anti-dilutive adjustments) but not greater than the cap price of the capped call transactions, and net share settlement applies, then we expect to receive from the counterparties a number of shares of our common stock with an aggregate market value approximately equal to the product of such excess times the number of shares of our common stock relating to the capped call transactions (or the portions thereof) being exercised. As a result, the capped call transactions are expected to reduce the potential dilution upon conversion of the convertible senior notes. If, however, the market value per share of our common stock, as measured under the terms of the capped call transactions at the time of exercise, exceeds the cap price of the capped call transactions, the number of shares of our common stock we expect to receive upon the exercise of the capped call transaction (or portions thereof) will be capped at a number of shares with an aggregate market value approximately equal to (x) the excess of the cap price of the capped call transactions over the strike price of the capped call transactions times (y) the number of shares of our common stock relating to the capped call transactions (or the portions thereof) being exercised, and the dilution mitigation under the capped call transactions will be limited to such capped number of shares of our common stock we expect to receive.

        In connection with establishing its initial hedge of these capped call transactions, we expect that the counterparty or counterparties (and/or its or their affiliates) described above:

  •
  may enter into various over-the-counter cash-settled derivative transactions with respect to our common stock concurrently with, or shortly after, the pricing of the convertible senior notes; and

  •
  may enter into or unwind various over-the-counter derivatives and/or purchase our common stock in secondary market transactions following the pricing of the convertible senior notes.

        These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or following the pricing of the concurrent offering of convertible senior notes.

        In addition, we expect that the counterparty or counterparties described above may modify or unwind their hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling our common stock in secondary market transactions prior to maturity of the convertible senior notes (and are likely to do so on each exercise date of the capped call transactions). The effect, if any, of these transactions and activities on the market price of our common stock will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock.

        We will agree to indemnify the option counterparty or counterparties, and/or its or their affiliates, for losses incurred in connection with a potential unwinding of their hedge positions under certain circumstances, and in certain other limited circumstances.

 PRICE RANGE OF OUR COMMON STOCK

        Our common stock is listed on the New York Stock Exchange under the symbol "MU." The following table sets forth, for the periods indicated, the range of high and low closing sales prices for our common stock as reported by Bloomberg L.P.

Fiscal year ended August 30, 2007:	High	Low
First quarter	$18.57	$13.57
Second quarter	14.93	11.86
Third quarter	12.36	10.95
Fourth quarter	13.98	10.60

Fiscal year ended August 28, 2008:	High	Low
First quarter	$11.79	$7.94
Second quarter	9.26	5.75
Third quarter	8.84	5.46
Fourth quarter	8.53	4.24

Fiscal year ending September 3, 2009:	High	Low
First quarter	$5.13	$1.69
Second quarter	4.32	1.85
Third quarter (through April 6, 2009)	4.63	2.58

        As of April 6, 2009, there were approximately 3,182 registered holders of record of our common stock. A substantially greater number of holders of our common stock are in "street name" or beneficial holders, whose shares are held of record by banks, brokers and other financial institutions.

        The last reported sale price of our common stock on the New York Stock Exchange on April 6, 2009 was $4.52 per share.

DIVIDEND POLICY

        We have not paid cash dividends since 1996. We do not intend to pay cash dividends on our common stock for the foreseeable future.

CAPITALIZATION

        The following table sets forth our unaudited cash and equivalents, short-term investments and capitalization as of March 5, 2009:

  •
  on an actual basis;

  •
  on an as-adjusted basis to give effect to the sale of the shares of common stock offered hereby (assuming the underwriters' over-allotment option is not exercised and an offering price of $4.52 per share, the last reported sale price of our common stock on the NYSE on April 6, 2009), and the application of the net proceeds therefrom as described in "Use of Proceeds;" and

  •
  on a further as-adjusted basis to give effect to this offering of shares of common stock and the concurrent offering of $200.0 million aggregate principal amount of our    % convertible senior notes due October 15, 2013, after deducting the underwriting discount and estimated offering expenses payable by us and the application of the net proceeds from the sale of the convertible senior notes offered by us (including for the payments of premium for entering into the capped call transactions related to the offering of convertible senior notes) (assuming no exercise of the underwriters' over-allotment option).

        You should read this table in conjunction with "Use of Proceeds" as well as our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, including the related notes, incorporated by reference into the accompanying prospectus and our annual report on Form 10-K for the fiscal year ended August 28, 2008 and our quarterly report on Form 10-Q for the fiscal quarters ended March 5, 2009 and December 4, 2008, incorporated by reference herein.

	March 5, 2009
	Actual	As Adjusted for this Offering		As adjusted for this Offering and the Concurrent Convertible Senior Note Offering and the Capped Call Transactions
	(In millions)
Cash and equivalents and short-term investments	$932	$		$

Current portion of long-term debt and capital lease obligations	$353		$353		$353

1.875% convertible senior notes due 2014	1,300		1,300		1,300
% convertible senior notes due October 15, 2013	—		—		200
Other long-term debt and capital lease obligations, excluding current portion	$1,242		$1,242		$1,242

Total long-term debt and capital leases	2,542		2,542		2,742
Noncontrolling interests in subsidiaries	2,344		2,344		2,344
Shareholders' equity:
Common stock, par value $0.10 per share, 3,000 million shares authorized; 773.6 million shares issued and outstanding(1)	78
Additional capital	6,584
Accumulated deficit	(1,913)		(1,913)		(1,913)
Accumulated other comprehensive income (loss)	(7)		(7)		(7)

Total shareholders' equity	4,742

Total capitalization	$9,981	$		$

(1)
Outstanding common stock does not include (i) 190.0 million shares of common stock reserved for issuance under our equity plans, under which options and restricted stock units to purchase 124.1 million shares were outstanding as of March 5, 2009, at a weighted average exercise price of $16.09 per share, (ii) 3.9 million shares of common stock issuable upon exchange of stock rights held by Intel Corporation and (iii) shares of common stock issuable upon conversion of the             % convertible senior notes due October 15, 2013 to be issued in the concurrent offering and shares of common stock issuable upon conversion, if any, of the 1.875% convertible senior notes due 2014.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 3,000,000,000 shares of common stock, $0.10 par value. As of April 6, 2009, there were approximately 777.4 million shares of common stock issued and outstanding. The following summary is qualified in its entirety by reference to our certificate of incorporation and bylaws.

Common stock

        The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are entitled to cumulative voting in the election of directors. Subject to preferences that may be applicable to any future preferred stock or any other senior equity, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of us, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Anti-takeover effects of Delaware law

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

          (1)   prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

          (2)   upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

          (3)   at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 defines "business combination" to include:

          (1)   any merger or consolidation involving the corporation and the interested stockholder;

          (2)   any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

          (3)   subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

          (4)   any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

          (5)   the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer agent and registrar

        The transfer agent and registrar for our common stock is Wells Fargo Bank, National Association.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated April             , 2009, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and Goldman Sachs & Co. are acting as the representatives, have severally agreed to purchase, and we have agreed to sell to the underwriters, severally, the number of shares of common stock set forth opposite the names of the underwriters below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated
Goldman, Sachs & Co.
Deutsche Bank Securities Inc.

Total	55,300,000

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares of common stock covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional 8,295,000 shares of our common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of our common stock offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of our common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of our common stock listed next to the names of all underwriters in the preceding table.

        The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional                        shares of common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $0.7 million.

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

        Our common stock is listed on the New York Stock Exchange under the trading symbol "MU".

        We and each of our directors and executive officers have agreed that, without the prior written consent of each of the representatives on behalf of the underwriters, during the period ending 90 days after the date of this prospectus supplement, we and each of our directors and executive officers will not:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or

  •
  file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exchangeable for shares of common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of each of the representatives on behalf of the underwriters, it will not, during the period ending 90 days after the date of this prospectus supplement, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for shares of common stock. The restrictions described in this paragraph do not apply to:

  •
  the sale of the shares of common stock offered pursuant to this prospectus supplement or the concurrent sale of the             % convertible senior notes due October 15, 2013 (and shares of common stock issuable upon conversion thereof);

  •
  the capped call transactions described in this prospectus supplement;

  •
  the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing;

  •
  any grants under our equity or stock plans in accordance with the terms referred to in this prospectus supplement or the accompanying prospectus;

  •
  the surrender of shares or forfeiture to us by executive officers or directors in amounts sufficient to satisfy tax withholding obligations upon the vesting or exercise of stock options or awards;

  •
  transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering and the concurrent offering of        % convertible senior notes due October 15, 2013, provided that no filing under Section 16(a) of the Securities Exchange Act of 1934 shall be required or shall be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions;

  •
  the establishment by an executive officer or director of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the 90-day lock-up period;

  •
  transfers by an executive officer or director of shares of common stock or any security convertible into common stock by will or by intestate;

  •
  the transfer by an executive officer or director of shares of common stock or other securities convertible into shares of common stock as a bona fide gift;

  •
  to the extent applicable, distributions of shares of common stock or any security convertible into common stock to limited partners, stockholders, direct or indirect members, or wholly owned subsidiaries of our directors or executive officers;

  •
  transfers of shares of common stock or any security convertible into common stock to any trust, partnership or limited liability company for the direct or indirect benefit of their immediate family;

  •
  sales of shares of common stock or any security convertible into common stock upon the termination of a director or executive officer's employment or other relationship with us;

  •
  transfers of shares of common stock or any security convertible to common stock to a wholly-owned subsidiary of the undersigned or to the direct or indirect members or partners of the undersigned;

  •
  transfers of shares of common stock or any security convertible into common stock to a nominee or custodian of a person or entity to whom a transfer would be permissible under bullets 8, 9, 10, 11 and 13 above;

  •
  shares of common stock or rights to receive such shares (including securities convertible into or exercisable or exchangeable for common stock) issued or contemplated to be issued in connection with an acquisition or a strategic or minority investment transaction with a business partner not exceeding, in the aggregate, 5.0% of our outstanding shares of common stock as of the date on which the shares offered hereby are delivered to the underwriters (it being understood that shares issued or issuable pursuant to the immediately following bullet shall not count against such 5.0% limit); and

  •
  shares of common stock or rights to receive such shares (including securities convertible into or exercisable or exchangeable for common stock) issued or contemplated to be issued in connection with an acquisition or a strategic or minority investment transaction with a business partner, provided that the business partner that is issued or to be issued such shares of common stock or rights to receive such shares, prior to or concurrently with execution of any binding agreement providing for the issuance of such shares or rights, agrees, together with its controlled affiliates, to be subject to the restrictions described above from the date of such agreement until a date that is at least 90 days after the date of this prospectus supplement, solely with respect to the shares of common stock received or rights to receive such shares issued and not with respect to the shares of common stock or rights to receive such shares previously owned or thereafter acquired, provided that transfers among a party to such agreement and its controlled affiliates and among controlled affiliates will be permitted. We will agree that we will not waive any of the foregoing restrictions prior to the date that is 90 days after the date of this prospectus supplement.

        The fifth, eighth, ninth, tenth, eleventh, thirteenth and fourteenth bullets above are subject to the condition that in the case of any such transfer or distribution, (1) each donee or distributee shall sign and deliver a lock-up letter substantially in the same form as was signed by our directors and executive officers and (2) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the 90-day lock-up period.

        In order to facilitate the offering of the shares of common stock and the concurrent convertible senior note offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares of common stock or convertible senior notes than they are obligated to purchase under the applicable underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares of common stock or convertible senior notes available for purchase by the underwriters under the applicable over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares of common stock or convertible senior notes in the open market. In determining the source of the shares of common stock or convertible senior notes to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares of common stock or convertible senior notes compared to the price available under the applicable over-allotment option. The underwriters may also sell shares of common stock or convertible senior notes in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares of common stock or convertible senior notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of common stock or convertible senior notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock or convertible senior notes in the open market to stabilize the price of the common stock or convertible senior notes. The underwriters may also impose a penalty bid. This means that if the representatives of the underwriters purchase notes in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those notes as a part of this offering to repay the underwriting discount received by them. These activities may stabilize or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        In connection with the concurrent offering of the            % convertible senior notes due October 15, 2013, we plan to enter into capped call transactions with one or more counterparties, some of which may be affiliated with some or all of the underwriters of this offering (the "counterparty" or "counterparties"). These transactions are expected to reduce the potential dilution upon conversion of the convertible senior notes.

        In connection with establishing their initial hedge of these capped call transactions, we expect that the counterparty or counterparties (and/or its or their affiliates) described above:

  •
  may enter into various over-the-counter cash-settled derivative transactions with respect to our common stock concurrently with, or shortly after, the pricing of the convertible senior notes; and

  •
  may enter into or unwind various over-the-counter derivatives and/or purchase our common stock in secondary market transactions following the pricing of the convertible senior notes.

        These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or following the pricing of the convertible senior notes.

        In addition, we expect that the counterparty or counterparties described above may modify or unwind their hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling our common stock in secondary market transactions prior to maturity of the notes (and are likely to do so on each exercise date of the capped call transactions). The effect, if any, of these transactions and activities on the market price of our common stock will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock.

        For a discussion of the effect of any market or other activity by the counterparty or counterparties in connection with these capped call transactions, see "Risk Factors—Risks Related to the Offering and Our Common Stock—The capped call transactions are expected to enter into in connection with the Concurrent Convertible Senior Note Offering may affect the value of the notes and our common stock" and "Capped Call Transactions."

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. The underwriters have also agreed to reimburse certain of our expenses in connection with the offering.

        A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

        In the ordinary course of business, the underwriters and/or their affiliates have provided, or may in the future provide, investment banking, investment advisory and/or commercial banking services with us or our affiliates for which customary compensation has been, or will be, received. The underwriters are each underwriters in the concurrent offering.

Selling Restrictions

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), it has not made and will not make an offer of shares of common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares of common stock to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  (d)
  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares of common stock to the public" in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

        Each underwriter has represented and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of the shares of common stock in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer, and

          (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

Hong Kong

        The shares of common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares of common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares of common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, notes and units of shares and notes of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

        The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law), and each underwriter has agreed that it will not offer or sell any shares of common stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

 LEGAL MATTERS

        The validity of the issuance of the common stock offered hereby will be passed upon for us by the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, Palo Alto, California.

Prospectus

MICRON TECHNOLOGY, INC.
Common Stock
Warrants
Debt Securities

        We may offer from time to time, in one or more offerings, common stock, warrants, debt securities or any combination thereof. The warrants and debt securities may be convertible into or exercisable for common stock or other securities of our company or debt or equity securities of one or more other entities. We will provide the specific terms of any offering and the offered securities in supplements to this prospectus.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement which will describe the method and terms of the related offering. The prospectus supplement may also add, update or change information contained in this prospectus. We urge you to carefully read this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference before you make your investment decision.

        Our common stock is listed on the New York Stock Exchange under the symbol "MU." On April 6, 2009, the last reported sale price for our common stock was $4.52 per share. We do not expect our warrants or debt securities to be listed on any securities exchange or over-the-counter market.

        Investing in our securities involves risks. See the "Risk Factors" section contained in the applicable prospectus supplement and any related free writing prospectus and under similar headings in the documents we incorporate by reference into this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        We may sell the securities to or through one or more underwriters, to other purchasers, through dealers or agents, or through a combination of these methods on an immediate, continuous or delayed basis. The names of any underwriters will be stated in the applicable prospectus supplement.

Prospectus dated April 7, 2009

        This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction.

i

SUMMARY

About This Prospectus

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in the prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement.

        The prospectus supplement to be attached to the front of this prospectus may describe, as applicable: the terms of the securities offered, the initial public offering price, the price paid for the securities, net proceeds and the other specific terms related to the offering of these securities.

        You should only rely on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or free writing prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus or any applicable prospectus supplement or free writing prospectus is accurate as of any date other than the date on the cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

        References in this prospectus to "Micron Technology," the "Company," "we," "us" and "our" refer to Micron Technology, Inc. and its subsidiaries, unless otherwise specified.

Micron Technology

        We are a global manufacturer of semiconductor devices, principally semiconductor memory products (including DRAM and NAND Flash) and CMOS image sensors. We operate in two segments: Memory and Imaging. Our products are used in a broad range of electronic applications including personal computers, workstations, network servers, mobile phones and other consumer applications including Flash memory cards, USB storage devices, digital still cameras, MP3/4 players and in automotive applications. We market our products through our internal sales force, independent sales representatives and distributors primarily to original equipment manufacturers and retailers located around the world. Our success is largely dependent on the market acceptance of a diversified portfolio of semiconductor memory products, efficient utilization of our manufacturing infrastructure, successful ongoing development of advanced process technologies and generation of sufficient return on research and development investments.

        We were originally incorporated in Idaho in 1978. In 1984, we were reincorporated in Delaware. Our executive offices are located at 8000 South Federal Way, Boise, Idaho 83716-9632 and our telephone number is (208) 368-4000. Information about the Company is available on the internet at www.micron.com. The information contained or incorporated in our website is not part of this prospectus.

 RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for each of the periods indicated is as follows.

	Fiscal Year Ended					Six Months Ended
	September 2, 2004	September 1, 2005	August 31, 2006	August 30, 2007	August 28, 2008	March 5, 2009
Ratio of earnings to fixed charges(1)	6.3x	4.5x	10.4x	N/A	N/A	N/A

(1)
For the purpose of calculating such ratios, "earnings" consist of income from continuing operations before income taxes and noncontrolling interests plus fixed charges and "fixed charges" consist of interest expense (net of capitalized portion), capitalized interest, amortization of debt discount and the portion of rental expense representative of interest expense. Earnings before fixed charges were inadequate to cover total fixed charges by $184 million and $1,622 million for the fiscal years ended August 30, 2007 and August 28, 2008, respectively, and by $1,504 million for the six months ended March 5, 2009.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to our expectations for future events and time periods. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements, including, but not limited to, statements regarding:

  •
  our DRAM development costs relative to Nanya;

  •
  Inotera's transition to our stack process technology and manufacturing plans for CMOS image sensors;

  •
  production levels for the third quarter of 2009 and future increases in NAND production;

  •
  the effects of production slowdowns on costs for the third quarter of 2009 and future charges for inventory write-downs;

  •
  research and development expenses for the third quarter of 2009;

  •
  the remaining costs of restructure plans;

  •
  capital spending in 2009;

  •
  future distributions from IM Flash to Intel and capital contributions to TECH; and

  •
  the impact from the adoption of new accounting standards.

        Generally, the words "anticipate," "believe," "plan," "expect," "future," "intend," "may," "will," "should," "estimate," "predict," "potential," "continue" and similar expressions identify forward-looking statements. Our forward-looking statements are based on current expectations, forecasts and assumptions and are subject to risks, uncertainties and changes in condition, significance, value and effect. As a result of the factors described in this prospectus, any applicable prospectus supplement or free writing prospectus and the documents we incorporate by reference in this prospectus, we undertake no obligation to publicly disclose any revisions to these forward-looking statements to reflect events or circumstances occurring subsequent to the filing of such document.

 USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities that we may offer under this prospectus and any applicable prospectus supplement or free writing prospectus will be used for general corporate purposes. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. We may invest the net proceeds temporarily until we use them for their stated purpose. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that purpose in the applicable prospectus supplement and/or free writing prospectus.

DESCRIPTION OF THE SECURITIES

        We may issue from time to time, in one or more offerings the following securities:

  •
  shares of common stock;

  •
  warrants exercisable for debt securities or common stock; and

  •
  debt securities, which may be senior or subordinated, and which may be convertible into our common stock or be non-convertible.

        We will set forth in the applicable prospectus supplement and/or free writing prospectus a description of the common stock, warrants and debt securities that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer.

LEGAL MATTERS

        In connection with offerings of particular securities in the future, and if stated in the appropriate prospectus supplement, the validity of the securities may be passed upon for us by our counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended August 28, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede information included or previously incorporated by reference in this prospectus from the date we file the document containing such information. Except to the extent furnished and not filed with the Securities and Exchange Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by the Securities and Exchange Commission rules, we incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this prospectus until the completion of the offering in the relevant prospectus supplement to which this prospectus relates or this offering is terminated.

        The documents we incorporate by reference into this prospectus are:

  •
  our Annual Report on Form 10-K for the fiscal year ended August 28, 2008, including portions of our Proxy Statement for our 2008 Annual Meeting of Stockholders held on December 11, 2008 to the extent specifically incorporated by reference into such Form 10-K;

  •
  our Quarterly Reports on Form 10-Q for the fiscal quarters ended December 4, 2008 and March 5, 2009;

  •
  our Current Reports on Form 8-K, filed with the Securities and Exchange Commission on October 14, 2008, October 15, 2008, November 26, 2008, December 3, 2008, December 23, 2008, February 25, 2009 and February 27, 2009, as well as the portion of our Current Report on Form 8-K deemed filed and not furnished on October 1, 2008 and April 2, 2009; and

  •
  the description of our common stock, $0.10 par value per share, contained in the Registration Statement on Form 8-A (Registration No. 1-10658) declared effective by the Securities and Exchange Commission on November 28, 1990, including any amendments or reports filed for the purpose of updating that description.

        Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request a copy of these filings (excluding exhibits, unless specifically incorporated by reference), at no cost, by writing or calling us at the following address or telephone number:

  Investor Relations
  Micron Technology, Inc.
  Mail Stop 407
  8000 South Federal Way
  P.O. Box 6
  Boise, ID 83707-0006

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934. We therefore file periodic reports, current reports, proxy statements and other information with the Securities and Exchange Commission. The public may read and copy any materials filed with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operations of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically.

        Our Internet address is www.Micron.com. We make available, free of charge, through our Internet website copies of our recent filings with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the Securities and Exchange Commission. Information contained on our website is not incorporated by reference to this prospectus.

        Our common stock is quoted on the New York Stock Exchange under the symbol "MU" and you may inspect reports and other information concerning us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

        We have filed a registration statement on Form S-3 regarding this offering with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus, which constitutes a part of the registration statement, does not contain all the information contained in the registration statement, certain items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the Securities and Exchange Commission. You should refer to the registration statement and its exhibits to read that information. Statements made in this prospectus as to the content of any contract, agreement or other document are not necessarily complete and you should refer to the contracts, agreements and other documents attached exhibits to the registration statement for a more complete description of the agreements, contracts and other documents.

MICRON TECHNOLOGY, INC.

COMMON STOCK
WARRANTS
DEBT SECURITIES

PROSPECTUS

April 7, 2009